Exhibit 10.8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SECOND AMENDMENT TO MASTER RETAILER AGREEMENT

This Second Amendment to Master Retailer Agreement (this “Amendment”) is made effective this May 2, 2025 (the “Amendment Effective Date”), between Purple Innovation, LLC (“Purple”), a Delaware limited liability company, and Mattress Firm, Inc., a Delaware corporation (“Retailer”).

Whereas, Purple and Retailer are parties to that certain Master Retailer Agreement dated effective as October 1, 2021, and amended March 24, 2022 (together, the “Agreement”), and that certain First Merchandising Program established thereunder (the “Program”) relating to the purchase and sale of Purple’s products by Retailer; and

Whereas, Purple and Retailer desire to modify certain terms and conditions of the Agreement and the Program, as applicable, as set forth herein.

Now, therefore, in consideration of the mutual covenants contained in the Agreement and the Program, and intending to be legally bound hereby, the parties agree to the following:

1.	Defined Terms. Terms not defined herein shall have the meanings set forth in the Agreement.

2.	Store and Slot Counts. Section 2.2 of the Agreement is hereby amended and restated as follows:

“2.2 a. Store and Slot Counts. During the Term, Retailer shall, by the dates set forth herein, offer to sell the Products through a minimum of 12,000 slots in Stores operated by Retailer in which Purple’s Products are displayed; provided, however, Retailer may offer to sell the Products through less than this number of slots during any Sell-Off Period after the Termination Date and in exercise of its right set forth in Section 2.2 (b) below. [***]. The placement of any remaining quantity of Products required to be offered for sale in Retailer’s stores pursuant to this Section 2.2(a) shall be completed by approximately January 1, 2026, provided that Purple has completed development (including quality assurance testing) of the Unique Luxe Product by September 15, 2025 and has sufficient inventory of such Product to meet Retailer’s forecasted need and early January 2026 launch date.

b. Product Performance. Vendor and Retailer will cooperate in good faith to establish and agree to key performance indicators comparable to third-party products sold by Retailer (e.g., total contribution margin, AUSP, rate of return, etc.) (“KPIs”) for each Product. Retailer may reduce a Product’s slots (or remove such Product from Retailer’s stores) if such Product fails to meet applicable KPIs, but only if Retailer has first notified Vendor in writing of the failure, has cooperated in good-faith with Vendor to remedy such failure without reducing slots or removing the Product from Retailer’s stores, and despite such cooperation, the failure continues for 90 days or more following the notice date. Vendor and Retailer will meet quarterly to review current KPIs and share and discuss KPIs for any agreed to future Product-lines.

c. [***]

3.	Floor Samples. Section 2.6 of the Agreement is hereby amended and restated in its entirety as follows:

Retailer may purchase Products for use as floor samples for (1) new slots, (2) replacement of damaged floor samples, or (3) floor samples replaced by mutual agreement of Purple and Retailer, at a [***] discount off then-current Prices. All other replacement floor samples shall also be purchased at full retail cost unless otherwise agreed to by Purple.

4.	Luxury Product Development. The Agreement is hereby amended to add a new Section 2.16 that reads as follows:

“2.16 Unique Luxe Products. Purple and Retailer will cooperate in good faith to develop for Retailer a line of unique luxury mattresses (the “Unique Luxe Products”) [***]

5.	Prices. Section 3.1 of the Agreement is hereby amended and restated as follows:

“3.1 Pricing. Retailer shall purchase the Products from Purple at the prices set by Purple (the “Prices”), which shall be standard wholesale pricing as adjusted pursuant to this Section 3.1 and consistently applied to Products purchased by Retailer across all Retail Channels, and which shall not increase, notwithstanding anything in this Agreement to the contrary, prior to January 1, 2026 except that Purple may charge a surcharge for tariff-related increase to Purple’s material costs. Effective March 7, 2022, Purple will lower the Prices charged to Retailer on the Purple 2, Purple 3 and Purple 4 mattress models to improve Retailer’s gross margin on such Products by 300 basis points from the prices charged before that date. Thereafter, during the Term, Purple will ensure that Retailer’s total contribution margin on the Products is better than the total contribution margin received by other third-party retailers of the Products, so long as Retailer’s volumes are larger than any other retailer on a net revenue basis. Purple may change Prices, subject to the Margin Commitment, ninety (90) days after giving notice to Retailer that Purple intends to change Prices on the Products specifically identified in the notice, and provided that such change is due to an actual change in Purple’s direct costs (e.g., raw materials, etc.) respecting the applicable Product(s) and such change, as a percentage change in Prices, does not exceed the corresponding percentage change in Purple’s direct costs. This notice provided by Purple can be in any written form (e.g., email) and need not state the new prices, but if not stated in the notice, the new prices must be stated in a new cost sheet or other documentation provided to Retailer sixty (60) days before the change takes effect; provided, however, if the ninety (90) day-notice does not state new prices it must state Purple’s commitment that the new prices will not lower Retailer’s gross margin on the Products for which Prices will be changed (the “Margin Commitment”). Purple shall take all actions necessary to implement and give effect to the Margin Commitment. If a Product does not meet sales performance expectations as reasonably determined by Retailer and Purple, Purple may authorize commercially reasonable markdown strategies in its sole discretion. For any promotional mattress pricing by Purple from the Prices set by Purple that are subject to the Pricing Policies, if Retailer chooses to participate in such promotion, Purple shall provide to Retailer a credit (the “Promotion Credit”) in the amount that will maintain, during the promotion, Retailer’s margin percentage on such Products subject to the promotion. [***]. Purple shall provide to Retailer a promotional and advertising 6- month calendar on a rolling monthly basis detailing all anticipated promotions, advertised pricing changes, and events for Purple.com during such upcoming 6-month period and shall notify Retailer of any changes to such calendar or anticipated promotions or events at least thirty (30) days in advance. If Purple fails to provide the required 30-day notice, the parties shall agree upon an appropriate resolution. Additionally, Purple shall attempt in good faith to provide to Retailer a detailed notice of all sponsored or otherwise planned promotions of Purple Products (each, a “Vendor Directed Promotion”), including any offered MAPP discount, at least ninety (90) days in advance of promotion launch.”

6.	Payment Terms. Beginning on the Amendment Effective Date and through September 30, 2025, Retailer shall remit payment for invoices from Purple for Products purchased by Retailer within ten (10) days after receipt of such purchased Products. From October 1, 2025 through December 31, 2025, Retailer shall remit payment for invoices from Purple for Products purchased by Retailer within thirty (30) days after receipt of such purchased Products. Thereafter, payment terms shall revert to the terms and conditions set forth in Section 3.6 of the Agreement as were in effect between Purple and Retailer immediately prior to the effective date of this Amendment.

7.	Term. Section 4.1 of the Agreement is hereby amended and restated as follows:

“This Agreement will commence on the Effective Date and will continue through December 31, 2027, unless terminated earlier pursuant to the terms of this Agreement (the “Term”). Upon the conclusion of the Term, this Agreement shall automatically renew for successive twelve (12) month terms starting on January 1st and ending on December 31st (which successive periods shall be deemed included as part of the Term for purposes of this Agreement and any Merchandising Program hereunder), unless either party declines to renew by providing written notice to the other party at least ninety (90) days prior to the expiration of the Term.”

8.	Assignment. Section 9.2 of the Agreement is hereby amended and restated in its entirety as follows:

“Assignment. Neither party may assign this Agreement without the prior consent of the other party, except that either party may assign this Agreement to an affiliate without the other party’s prior consent. The merger or direct change of control of either party, including pursuant to bankruptcy, shall constitute an assignment of this Agreement in violation of this Section; provided, however, that a change of control shall not include any transaction or series of transactions involving a party hereto following which (A) the board of directors of the party immediately prior to such transaction continues to constitute at least a majority of the board of directors of the entity surviving such transaction or, if the surviving entity is a subsidiary, the ultimate parent thereof, (B) the voting securities immediately prior to such transaction continue to represent or are converted into more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such transaction or, if the surviving entity is a subsidiary, the ultimate parent thereof, (C) the record holders of the shares of stock of the party immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares or other equity of, an entity which owns all or substantially all of the assets of the party immediately following such transaction or series of transactions, or (D) the party is the surviving entity and its common stock continues to be registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1943, as amended. Any purported assignment of rights in violation of this Section is void. The Agreement, and all covenants, terms, provisions, and agreements contained herein, shall be binding upon, and shall inure to the benefit of, the parties’ successors and permitted assigns.”

9.	Volume Rebate. Section 4 (Volume Rebate) of the Program is hereby amended and restated as follows:

“4. Volume Rebate. The Volume Rebate set forth in Section 3.2 of the Agreement shall be accrued and paid at an amount of [***] of total Net Purchases by Retailer during the Rebate Period. The Volume Rebate shall be paid by Purple in the form of a merchandise credit memorandum within 30 days after the end of each calendar month. Notwithstanding anything to the contrary in this Program or the Agreement, Retailer may use the Volume Rebate funds in and at its sole discretion.”

10.	[***]

11.	Confidentiality. The firewall policy attached to this Amendment as Exhibit B (the “Somnigroup Firewall Policy”) is incorporated by reference into the Agreement as a new Exhibit B thereto and applies to the sharing of Confidential Information thereunder. In the event of any conflict between any term(s) of the Somnigroup Firewall Policy and any other term(s) of the Agreement, the Somnigroup Firewall Policy shall control. Each party hereto or Retailer’s affiliate, Somnigroup International Inc. (“Somnigroup”), may issue a press release announcing the parties’ entry into this Amendment provided that each party and Somnigroup has approved (such approval not to be unreasonably withheld, conditioned or delayed) the final version of the press release to be publicly issued and the timing of such release.

12.	Entire Agreement. Except as expressly amended as set forth herein, the Agreement and the Program shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been entered into effective as of the Amendment Effective Date.

Mattress Firm, Inc.		Purple Innovation, LLC

By:	/s/ Philip Busker	By:	/s/ Robert T. DeMartini
Name:	Philip Busker	Name:	Robert T. DeMartini
Title:	Chief Merchandising Officer	Title:	Chief Executive Officer